Exhibit 10.35

January 18, 2002

Paul Mastrapa

600 Willow Road, Unit 17

Menlo Park, CA  94025

Dear Paul,

This letter will confirm our offer and your acceptance of full time employment as Senior Vice President and Chief Financial Officer of Option Care, Inc. This offer is made contingent upon a positive work reference process.  Your start date is anticipated to no later than February 4, 2002.  Your compensation package includes the following components:

•                  Annual Base Salary of $175,0000; $7,291.67 paid semi-monthly.

•                  $25,000 sign-on bonus.  Half to be paid at the time OCI bonus are paid-out — during the first quarter of 2002 the second half within six months of start date.

•                  Auto Allowance of $500:  $250 paid semi-monthly.

•                  40% bonus opportunity based on the completion of specific goals.

•                  Grant of 100,000 stock options to be granted by the Board of Directors at their next scheduled meeting.

•                  Twelve month severance agreement if separation is not for cause.

•                  Relocation Assistance Package of $40,000. Components of this Relocation Assistance Package include:

•                  Costs related to actual packing and transport of home belongings

•                  Storage Expenses

•                  Travel Expenses for you and your family to Chicago

•                  Closing Costs

•                  Realtor commissions on the sale of your home in California

•                  Up to 60-days Temporary Housing for you and your family

Additional benefits of your employment with Option Care, Inc. include:

•                  Participation in our group insurance package, which consists of medical, dental, vision, short-term and long-term disability plans. You will be eligible to enroll the first day of the month following the completion of thirty (30) days of continuous employment.

•                  We also provide basic life and AD&D at no cost to you. You will be eligible to participate in these benefits the first day of the month following the completion of thirty (30) days of continuous employment.

•                  Participation in our 401(k) Profit Sharing Plan as well as the Employee Stock Purchase Plan after meeting eligibility requirements.

•                  Time off with pay accrues at the rate of 13.34 hours per month — 4 weeks per year, which will be available to you effective on your first day of active employment. T.O.W.P. is provided to an employee for leisure time, personal time off, time lost from work due to illness or injury, and family emergencies.

•                  In addition, Option Care observes six traditional holidays and may observe up to three floating holidays. After six months of continuous employment, you will earn a Personal Holiday. After one year of continuous employment, you will earn a second Personal Holiday.

Please sign this letter, retain a copy for your personal records and forward a copy to me for inclusion in your personnel file.  We look forward to your contributions to the Option Care team.

Sincerely,	Signed:

/s/ Paul Mastrapa
Rajat Rai	Paul Mastrapa
Chief Executive Officer
Option Care, Inc.	Date: